EXHIBIT 8.1
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                                    June 3, 2002



Textron Financial Corporation
40 Westminster Street
Providence, RI  02903

Re:   Registration Statement on Form S-3
      Rule 424(b) Prospectus Supplement

Ladies and Gentlemen:

         We have examined the Prospectus Supplement dated May 29, 2002 (the "Prospectus Supplement") filed by Textron Financial Corporation, a Delaware corporation (the "Company") with the Securities and Exchange Commission on May 31, 2002 in connection with the issuance and sale by the Company of $600,000,000 aggregate principal amount of the Company's 5 7/8% Notes due 2007 (the "Notes").

         We hereby confirm that, although the discussion set forth under the heading "United States Federal Tax Considerations" in the Prospectus Supplement does not purport to discuss all possible United States federal tax consequences of the purchase, ownership and disposition of the Notes, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal tax consequences of the purchase, ownership and disposition of Notes, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

         This opinion is furnished to you solely for your benefit in connection with the filing of the Prospectus Supplement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus Supplement and the filing of this opinion with the Commission as Exhibit 8 to the Company's Current Report on Form 8-K. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and applies only to the disclosure under the heading " United States Federal Tax Considerations " set forth in the Prospectus Supplement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

                                              Very truly yours,



                                              /s/ Edwards & Angell, LLP
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                                              EDWARDS & ANGELL, LLP